Exhibit 2.3

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of November 11, 2004 (“Agreement”), is by and between Transgenomic, Inc., a Delaware corporation (“Seller”), and Eyetech Pharmaceuticals Boulder, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller operates a leased facility at 5555 Airport Road, Lake Center Business Park, Boulder, Colorado (the “Colorado Facility”); and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the assets, properties, rights and claims that constitute all the assets at and sufficient to operate the Colorado Facility in the manner in which it is currently operated and to satisfy Seller’s obligations under the Seller Contracts (as hereinafter defined) from and after the Closing Date (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions

(a) As used in this Agreement, each of the following terms shall have the following meanings:

(i) “Accounts Receivable” means accounts receivable generated by the Business and the Colorado Facility.

(ii) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(iii) “Applicable Law” means any law, regulation, rule, order, judgment or decree to which the Business, Colorado Facility, Purchased Assets, Seller or any of its Subsidiaries is subject.

(iv) “Bill of Sale” means the Bill of Sale to be delivered at the Closing with respect to the Purchased Assets substantially in the form of Exhibit A hereto.

(v) “Book and Records” means all tangible and electronically stored books, records, files, documents, financial records, bills, accounting, internal records, databases, information systems, operating manuals, customer and supplier lists and files, including customer lists, preprinted materials, artwork, and other similar items pertaining to the Business or the Colorado Facility.

(vi) “Business” means the production at the Colorado Facility of synthesized oligonucleotides and the provision of related services pursuant to the Seller

Contracts and pursuant to all existing Contracts between the Seller and Eyetech Pharmaceuticals, Inc.

(vii) “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

(viii) “Code” means the United States Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder.

(ix) “Contract” shall mean any contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding, including any note, bond, mortgage, indenture, lease, license, permit, franchise or other instrument.

(x) “Employee” means any employee of Seller as of the Closing Date, whether active or on an authorized leave of absence (including but not limited to employees who are not actively at work as of the Closing Date on account of sickness, short-term disability or vacation, but not including those employees, if any, who are not actively at work as of the Closing Date on account of long-term disability), whose work or function is related primarily to the operation of the Business or the Colorado Facility.

(xi) “Encumbrances” means any mortgages, pledges, liens (statutory or otherwise), security interests, easements, right-of-way, covenant, claim, conditional and installment sale agreements or encumbrances and charges of any kind or nature.

(xii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

(xiii) “Final Order” means an order or a judgment of a Governmental Authority, the implementation or operation or effect of which has not been stayed and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing or writ of certiorari has expired and as to which no appeal or petition for review or rehearing or certiorari has been taken.

(xiv) “GAAP” means accounting principles generally accepted in the United States of America, consistently applied.

(xv) “GE Capital” means General Electric Capital Corporation.

(xvi) “GE Capital Lease” means the Master Lease Agreement, dated December 12, 2002, by and between Seller and GE Capital.

(xvii) “Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law; or (b) right under any Contract with any Governmental Authority.

(xviii) “Governmental Authority” means a domestic or foreign federal, state, municipal or local governmental or legislature, regulatory authority, agency or commission, including courts of competent jurisdiction, and arbitrators.

(xix) “Inventory” means the inventory of supplies, materials and merchandise of Seller used or intended to be used in the operations of the Colorado Facility and classified as “inventory” on the Books and Records of Seller and/or of the Colorado Facility, including all raw materials and works-in-progress.

(xx) “Knowledge” of Seller or Purchaser with respect to any fact or matter means that the officer(s) thereof having the principal responsibility therefor is (are) either actually aware of the particular fact or other matter or reasonably should have been aware of such fact or matter due to his or her position or duties.

(xxi) “Material Adverse Effect” means any event, change or effect that, when taken individually or in the aggregate, is or is reasonably likely (a) to be materially adverse to the condition or value of the Colorado Facility, the Purchased Assets, the Real Estate Lease, the GE Capital Lease, or the Assumed Liabilities, or to operation of the Colorado Facility or (b) to prevent or materially delay consummation of the transactions contemplated hereby or otherwise to prevent Seller from performing its obligations under this Agreement; excluding any such event, change or effect resulting from or arising in connection with (1) changes in general economic, regulatory or political conditions, or (2) changes in conditions or circumstances generally affecting the industry in which the Colorado Facility operates.

(xxii) “Permitted Encumbrances” means (A) Encumbrances for Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and which thereafter may be paid without penalty; (B) Encumbrances of carriers, warehousemen, mechanics and material men and other like Encumbrances arising in the ordinary course of business; (C) all exceptions, restrictions, easements and rights of way relating to the Real Estate Lease; and (D) any security interest created in favor of GE Capital pursuant to the GE Capital Lease.

(xxiii) “Person” means an individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

(xxiv) “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

(xxv) “Real Estate Lease” means the lease for the Colorado Facility between Seller and Yew Tree Investments, Ltd dated August 23, 2002, as amended October 21, 2002 and as further amended June 1, 2003.

(xxvi) “Seller Contracts” means the contracts of the Seller identified on Section 2.1 of the Seller Disclosure Schedule.

(xxvii) “Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to the Purchaser pursuant to this Agreement.

(xxviii) “Subsidiary” when used in reference to any other person means any corporation or other entity of which outstanding securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors of such corporation or other governing or controlling body are owned directly or indirectly by such other person.

(xxix) “Tax” means any tax, charge, fee, levy, penalty or other assessment imposed by any U.S. federal, state, local, municipal or foreign Governmental Authority, including, but not limited to, any income, excise, property, sales, transfer, social security, value added, employment, withholding or other tax, including any interest, penalties or additions attributable thereto.

(xxx) “Tax Return” means any return, report, information return or other document (including any related or supporting information) supplied or required to be supplied to any authority with respect to Taxes.

(xxxi) “Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser and/or Seller in connection with the Transaction, including the Bill of Sale and any assignment and assumption agreement.

(xxxii) “WARN Act” means the Federal Worker Adjustment Retraining and Notification Act of 1988, and the rules and regulations promulgated thereunder.

ARTICLE II

SALE AND PURCHASE

2.1	The Sale

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to the Purchaser and the Purchaser shall purchase, acquire and accept from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances) all of Seller’s right, title and interest in and to all machinery and equipment, inventory, customer lists, computers, furniture, supplies, software and intellectual property, brand names, know-how, specified Seller Contracts, Books and Records, Governmental Approvals, goodwill, and all other tangible and intangible assets necessary to operate, or actually used in the operation of, the Colorado Facility or the conduct of the Business, including assets to be released from the Encumbrance of the GE Capital Lease at the Closing, all of which are identified on Schedule 2.1 of the Seller Disclosure Schedule (collectively, the “Purchased Assets”) except for the Excluded Assets (as defined below).

2.2	Excluded Assets

Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include any cash, pre-Closing Date (as defined in Section 4.1) Accounts Receivable, those assets of Seller used in connection with the Colorado Facility and that also are used significantly on a company-wide basis in connection with other activities of Seller and that are identified on

Schedule 2.2 of the Seller Disclosure Schedule or those assets of Seller that are used solely in connection with its activities that are unrelated to the Business or the Colorado Facility (collectively, the “Excluded Assets”).

2.3	Assumed Liabilities

At the Closing, Purchaser, subject to the obligation of Seller to obtain third party consents, shall assume the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all obligations of Seller under the Real Estate Lease, but only to the extent such prorated obligations arise from or relate to the operation of the Colorado Facility from and after the Closing Date;

(b) all obligations arising from and after the Closing Date pursuant to the Seller Contracts; and

(c) all obligations and liabilities relating to the post Closing Date operation of the Business and the Colorado Facility.

2.4	Excluded Liabilities

Notwithstanding anything to the contrary contained herein, except for the Assumed Liabilities, Purchaser shall not assume any other liabilities or obligations of the Seller, of the Business or arising from or related to the operations or activities of the Colorado Facility, whether arising prior to or after the Closing Date (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Seller shall retain and be responsible for, and Purchaser shall not and does not assume, any liability at any time arising from or attributable to:

(a) Any assets, properties or Contracts that are not included in the Purchased Assets, including any obligations under the GE Capital Lease;

(b) Any breaches of any Seller Contract on or prior to the Closing Date or any payments or amounts due under any Seller Contract on or prior to the Closing Date;

(c) Taxes attributable to or imposed upon Seller, or attributable to or imposed upon the Purchased Assets, the operations or activities of the Colorado Facility or the Business for the Pre-Closing Period;

(d) Any loans, other indebtedness, or accounts payable other than any that are expressly assumed pursuant to this Agreement;

(e) Accidents, misconduct, negligence, or breach of fiduciary duty occurring on or prior to the Closing Date;

(f) Any legal proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including any liability for (i) infringement or misappropriation of Intellectual Property Rights; (ii) breach of product warranties or of contract; (iii) injury, death, property damage or losses caused by products manufactured by the Colorado

Facility or sold by Seller as part of the operations or activities of the Colorado Facility, or (iv) violations of law; and any legal proceeding initiated at any time, whether or not related to any action or omission on or prior to the Closing Date, to the extent it relates to any Contract included in the Purchased Assets that does not provide for exclusion of damages or losses attributable to breaches of implied warranty or exclusion of consequential damages, lost profits, diminution in value, damage to reputation or goodwill or other items of loss of a speculative nature, unless such damages or losses arise out of the gross negligence, recklessness or intentional conduct of Purchaser (in which event, such damages and losses shall not be deemed Excluded Liabilities);

(g) Any Seller employee benefit plans, programs or arrangements or any employee group medical, dental or life insurance plans or any other employee matter;

(h) Any payments to or in respect of employees of Seller in their capacity as such, including for vacation, sick leave, other paid time off, payroll Taxes or for severance or other payments that may be payable upon or resulting from the closing of the transactions contemplated hereby;

(i) Seller’s performance of this Agreement and the transactions contemplated hereby including all broker, finders’, counsel and accounting fees;

(j) Any environmental law, which liability relates to or arises out of (A) any acts or omissions of Seller on or prior to the Closing Date or (B) any facts, circumstances or conditions existing on or prior to the Closing Date relating to Hazardous Materials, including any management, disposal or arranging for disposal of Hazardous Materials in connection with the Business, the operations of the Colorado Facility or the Purchased Assets or Assumed Liabilities or operations or activities occurring or conducted in connection with any predecessor operations of the Colorado Facility or otherwise; and

(k) Any costs or expenses incurred in shutting down and removing equipment or other assets located at the Colorado Facility not purchased by Purchaser pursuant hereto and any expenses associated with any Contracts of the Seller not assumed by Purchaser hereunder.

ARTICLE III

PURCHASE PRICE

3.1	Purchase Price

In consideration of the sale, conveyance, assignment and transfer of the Purchased Assets, Purchaser shall pay to Seller Three Million US Dollars ($3,000,000) in cash (the “Purchase Price”) and assume the Assumed Liabilities. At the Closing (as defined in Section 4.1), the Purchaser shall pay $2,700,000 of the Purchase Price (the “Initial Payment”) by wire transfer of immediately available funds to the account designated by Seller and the balance of the Purchase Price of $300,000 (the “Escrowed Amount”) shall be deposited by Purchaser in escrow at Closing and the escrow agent shall hold and disburse such funds in accordance with the terms of the Escrow Agreement in the form attached as Exhibit D hereto (the “Escrow Agreement”).

3.2	Transfer Taxes; Prorations.

(a) Notwithstanding any Applicable Law to the contrary, Seller and Purchaser shall share equally the responsibility for and shall pay any Transfer Taxes when due.

(b) Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business, the operation of the Colorado Facility or the ownership of the Purchased Assets attributable to all periods prior to the Closing Date. Purchaser shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business, the operations or activities of the Colorado Facility or the ownership of the Purchased Assets attributable to all periods from and after the Closing Date.

(c) All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets, the operation of the Colorado Facility or the Business for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Purchaser and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.

3.3	Allocation of Purchase Price.

Purchaser shall prepare a schedule that allocates the Purchase Price and Assumed Liabilities consistent with Section 1060 of the Code (the “Allocation Schedule”) within 30 days of Closing Date, subject to Seller’s approval which shall not be unreasonably withheld. Seller and Purchaser shall cooperate and use their commercially reasonable best efforts in reaching a mutually satisfactory agreement regarding the Allocation Schedule. If Seller and Purchaser are unable to reach a mutually satisfactory agreement regarding the Allocation Schedule, then Seller and Purchaser shall submit in writing any matters in dispute to an independent accounting firm reasonably satisfactory to Seller and Purchaser, which independent accounting firm will resolve the dispute in a fair and equitable manner within 30 days after Purchaser and Seller have presented their arguments to the independent accounting firm, which decision shall be final, conclusive and binding on Purchaser and Seller. The parties further agree that:

(a) such allocation will be determined in an arm’s length negotiation and that neither of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax- related Governmental Authority or in any judicial proceeding that is in any way inconsistent with such allocation without the written consent of the other party or unless specifically required pursuant to a determination by an applicable Tax-related Governmental Authority;

(b) they shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation; and

(c) they shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such allocation.

ARTICLE IV

THE CLOSING

4.1	Time and Place of Closing

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Morrison & Foerster LLP, 5200 Republic Plaza, 370 Seventeenth Street, Denver Colorado, at 10:00 A.M. on the date hereof or at such other date, time or place as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

4.2	Deliveries by Seller

At the Closing, Seller shall deliver the following to the Purchaser:

(a) The Bill of Sale;

(b) All consents, applications or other documents required to transfer any of the Purchased Assets as set forth in Section 4.2(b) of the Seller Disclosure Schedule;

(c) The Certificate of Officer contemplated by Section 8.2(e);

(d) The Assignment and Assumption Agreement for the Real Estate Lease, in the form attached as Exhibit C, and all such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Purchaser and its counsel, be necessary to transfer to the Purchaser the Purchased Assets and Assumed Liabilities in accordance with this Agreement and where necessary or desirable, in recordable form;

(e) Payoff and release letters from creditors of Seller identified in Section 4.2(e) of the Seller Disclosure Schedule, together with UCC 3 termination statements, with respect to any financing statements filed against any of the Purchased Assets, terminating all Encumbrances (including Tax liens) on any of the Purchased Assets other than Permitted Encumbrances;

(f) Certificates from the Secretaries of State of Delaware and Colorado as to Seller’s good standing and payment of all applicable Taxes;

(g) The Books and Records;

(h) The Escrow Agreement executed by Seller and the escrow agent designated thereunder;

(i) The Transition Services Agreement, in the form attached as Exhibit E (the “Transition Services Agreement”), executed by Seller; and

(j) Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or as may otherwise be required to transfer the Purchased Assets to the Purchaser in connection herewith.

4.3	Deliveries by Purchaser

At the Closing, Purchaser shall deliver the following to Seller:

(a) The Initial Payment by wire transfer of immediately available funds to Seller;

(b) The certificate contemplated by Section 8.3(b);

(c) The Assignment and Assumption Agreement for the Real Estate Lease and all such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary to effect the assumption by Purchaser of Seller’s obligations under the Real Estate Lease, the GE Capital Lease and the Assumed Liabilities in accordance with this Agreement and where necessary or desirable, in recordable form;

(d) The Escrow Agreement executed by Purchaser;

(e) The Transition Services Agreement executed by Purchaser;

(f) Certificates from the Secretary of State of the State of Delaware as to the good standing of Purchaser and Eyetech Pharmaceuticals, Inc.; and

(g) Such other agreements, documents, instruments and writings as are required to be delivered by the Purchaser at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the specific corresponding sections of the Seller Disclosure Schedule prepared by Seller and delivered to the Purchaser simultaneously with the execution hereof, Seller hereby represents and warrants to the Purchaser as follows:

5.1	Organization; Qualification

Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Seller has all requisite corporate power and authority to own, lease, and operate the Business, the Colorado Facility and Purchased Assets. Seller has all necessary consents, authorizations, approvals, orders, licenses, certificates and permits of and from, and declarations and filings with, all Governmental Authorities to lease and operate the Colorado Facility and to own, lease, license and use the Purchased Assets as the Colorado Facility and the Purchased Assets are currently being operated or used, and all such consents, authorizations, approvals, orders, licenses, certificates, permits and declarations are set forth on Section 5.1 of the Seller Disclosure Schedule. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws the State of Colorado.

5.2	Authority Relative to This Agreement

Seller has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate and, if required, stockholder action of Seller and no other corporate proceedings on the part of Seller or any of its Affiliates is necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and at Closing the other Transaction Documents will be, duly executed and delivered by Seller, and assuming due authorization, execution and delivery by the Purchaser, constitute or will constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3	Consents and Approvals; No Violation

The execution and delivery of this Agreement and the other Transaction Documents by Seller, the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents and the compliance of Seller with the provisions of this Agreement and the other Transaction Documents will not (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or other constituent document of Seller, (b) require any consent, approval, waiver, filing with or notification to, any Governmental Authority or third party; (c) result in a violation or breach of or default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Seller is a party or by which Seller, the Colorado Facility or any of the Purchased Assets may be bound, except for such instances where requisite waivers or consents have been obtained and identified on Section 4.2(b) of the Seller Disclosure Schedule; or (d) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority or any Applicable Law applicable to Seller, the Business, the Colorado Facility or any of the Purchased Assets.

5.4	Absence of Certain Changes or Events

Except as otherwise contemplated by this Agreement, since June 30, 2004, (a) the Business and the operations and activities of the Colorado Facility have been conducted in all respects in the ordinary course; and (b) there has been no event or occurrence that has caused, or, to the Knowledge of Seller, is likely to cause, a Material Adverse Effect or that may result in any Encumbrance on any Purchased Assets other than a Permitted Encumbrance.

5.5	Labor Matters

(a) With respect to employees of Seller who are employed at or with respect to operations of the Colorado Facility or consultants involved primarily in operations or activities of the Colorado Facility or the Business: (i) Seller is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) all personnel are properly classified as employees or consultants as required by Applicable Law; (iii) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting Seller; and (iv) Seller has not received notice that any representation petition respecting the Employees has been filed with the National Labor Relations Board.

(b) Section 5.5(b) of the Seller Disclosure Schedule lists all collective bargaining agreements with any labor organization, union group or association (collectively “Labor Unions”) relating to the Colorado Facility and to which Seller is, or has been, a party. Seller has no overdue liability pursuant to any collective bargaining agreement. Except for the Labor Unions listed in Section 5.5(b) of the Seller Disclosure Schedule, Seller has not experienced any attempt by a Labor Union or its representatives to organize any of its employees or to negotiate or enter into a collective bargaining agreement.

(c) Except as set forth in Section 5.5(c) of the Seller Disclosure Schedule, the employment of all persons presently employed or retained by Seller in connection with the operation of the Colorado Facility is terminable at will.

(d) There are no claims, administrative actions or proceedings pending against Seller relating to the Colorado Facility or the Business, nor to the Knowledge of Seller, threatened by any Governmental Authority, labor organization or Employee, former employee, consultant or former consultant of Seller alleging that Seller has violated any applicable laws with respect to employment practices, employment documentation, terms and conditions of employment and wages and hours, and there is no basis for any such claims.

(e) Seller is not engaged in any unfair labor practice at the Colorado Facility.

(f) Seller has listed in Section 5.5(f) of the Seller Disclosure Schedule all of its (i) Employees involved primarily in the operations or activities of the Colorado Facility or of the Business, and each such Employee’s salary or wage, years of service, and accrued vacation, illness and personal time as of the Closing Date; and (ii) consultants involved primarily in the operations and activities of the Colorado Facility or the Business and such person’s compensation arrangements.

5.6	Employee Benefit and Compensation Plans and Programs

Section 5.6 of the Seller Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, dental, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other program, agreement or arrangement, whether formal or informal, written or oral, which relates to employee benefits sponsored, maintained or contributed to, or required to be contributed to, for the Colorado Facility by Seller. Seller has heretofore delivered or made available to the Purchaser true and complete copies of any of such plans, programs, agreements or arrangements that apply to any of the Employees identified in Section 5.5(f) of the Seller Disclosure Schedule or are otherwise applicable to the Business or the Colorado Facility.

5.7	Contracts and Arrangements

(a) Section 2.1 of the Seller Disclosure Schedule sets forth all Contracts related to or affecting the operation of the Business, the operations or activities of the Colorado Facility or the Purchased Assets.

(b) There is not, under any Seller Contract, any default or event that, with notice or lapse of time or both, would constitute a default on the part of Seller, except such events of default and other events as to which requisite waivers or consents have been obtained.

(c) There is no Governmental Approval required to conduct the Colorado Facility as presently conducted.

(d) All Seller Contracts and any other obligations included in the Purchased Assets are in full force and effect. Seller has not assigned or otherwise transferred any of its rights or obligations under any Seller Contract or other obligation and is in no way restricted from fully enforcing its rights thereunder. Seller has no Knowledge of any termination, cancellation, limitation or modification by any other party thereto of the terms of any Seller Contract or other obligation.

(e) The Seller Contracts constitute all of the Contracts necessary to enable Seller to operate at the Colorado Facility and to conduct the Business as currently operated or conducted.

(f) Section 5.7(f) of the Seller Disclosure Schedule contains a complete and accurate list of all obligations of Seller to deliver products or to provide services from and after the Closing Date under the Seller Contracts, including identification of the required product or service, the number of units, if any, to be delivered and the applicable date of delivery or service; Seller has no other obligations to deliver any products or provide any services under the Seller Contracts, and Purchaser shall assume or acquire hereunder no other obligations to deliver any products or provide any services.

(g) The assignment to Purchaser of any of the Seller Contracts will not result in Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope if its businesses, including the Business.

5.8	Legal Proceedings

There is no Proceeding pending or, to Seller’s Knowledge, threatened, against Seller relating to the Business, the operations or activities of the Colorado Facility or the Purchased Assets before any Governmental Authority. Except as set forth on in Section 5.8 of the Seller Disclosure Schedule, Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority relating to the Business, the operations or activities of the Colorado Facility or the Purchased Assets. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any court or Governmental Authority.

5.9	Compliance with Law

The Business and the operations and activities of the Colorado Facility are, and have been, conducted and operated in accordance with Applicable Law and any order, writ, injunction or decree of any Governmental Authority. Seller has all permits, certifications, licenses, approvals, orders, consents and other authorizations of any Governmental Authority necessary to conduct the Business and the operation of the Colorado Facility as currently conducted (collectively, the “Permits”) and each such Permit is in full force and effect. The Colorado Facility is not in material violation of the terms of any Permit.

5.10	Taxes

(a) There are no liens for Taxes on the Colorado Facility or Purchased Assets, other than liens for Taxes not yet due. All Tax Returns concerning or related to the Business, the Colorado Facility or the Purchased Assets have been timely filed. With respect to all amounts of Taxes imposed on the Business, the Colorado Facility or the Purchased Assets or for which the Business, the Colorado Facility or the Purchased Assets or Seller is or could be liable, whether to taxing authorities or to other persons or entities with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts relating to the Business and the Colorado Facility of Seller required to be paid by Seller to taxing authorities or others on or before the date hereof have been paid. Seller is a United States person within the meaning of the Code.

(b) No issues have been raised, or are currently pending, by any taxing authority in connection with any of the Tax Returns of Seller related to the Business, the Colorado Facility or the Purchased Assets. There are no pending or, to the Knowledge of Seller, threatened, audits, reassessments, investigations or claims for, or relating to, any material additional liability of Seller in respect of Taxes related to the Business, the Colorado Facility or the Purchased Assets. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns relating to the Business, the Colorado Facility or the Purchased Assets that it is or may be subject to taxation by that jurisdiction.

(c) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

5.11	Intellectual Property; Intangible Assets

(a) Section 5.11(a) of the Seller Disclosure Schedule lists all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, and other similar rights, whether issued or pending, used by Seller in connection with (or which cover) the activities conducted by Seller at the Colorado Facility in connection with the manufacture of synthesized oligonucleotides or the provision of related services (which, together with all general know-how, customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information relating to, or used in performing, the activities conducted by Seller at the Colorado Facility not specifically listed on Section 5.11(a) of the Seller Disclosure Schedule, constitute the “Facility Intellectual Property”) specifying in each case whether, immediately prior to the Closing, such Facility Intellectual Property is owned or controlled by or for the Seller or licensed to the Seller. Seller has the right to use, without infringing the rights of others, all Facility Intellectual Property. As of the Closing, Seller will have assigned to Purchaser all of Seller’s rights, title and interest in, to and under any and all Facility Intellectual Property, or duly licensed such Facility Intellectual Property to Purchaser (as the case may be), as part of the Purchased Assets. All trade secrets, know-how, information, processes and the other items listed in the parenthetical above which are used in the activities conducted by Seller at the Colorado Facility are owned by and fully assignable to Purchaser hereunder and are included in the Purchased Assets.

(b) Each item of Facility Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances, other than Permitted Encumbrances. Seller has no Knowledge of any facts, circumstances or information that (A) would render any Facility Intellectual Property invalid or unenforceable, (B) would adversely affect any pending application for any Facility Intellectual Property right, or (C) would adversely affect or impede the ability of Seller to use any Facility Intellectual Property. All licenses and other agreements under which Seller holds or licenses Facility Intellectual Property are in full force and effect, and there is no material default by Seller or, to Seller’s Knowledge, any other party thereto. Complete and accurate copies of all such material license and other agreements, and any amendments thereto, have been made available to the Purchaser. Except as set forth on Section 5.11(b) of the Seller Disclosure Schedule, all of patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights listed on Section 5.11(a) of the Seller Disclosure Schedule have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction. There are no actions that must be taken by Seller within 60 days following the Closing, including any payment of any fees or the filing of any responses to office actions, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting, preserving or renewing any such patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights.

(c) Except as disclosed in Section 5.11(c) of the Seller Disclosure Schedule, no Facility Intellectual Property is subject to any proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, assignment, transfer or licensing thereof by Seller as provided hereunder or that may affect the validity, use or enforceability of such Facility Intellectual Property.

(d) All licenses or other agreements under which Seller has granted rights to other Persons in the Facility Intellectual Property are listed on Section 5.11(d) of the Seller Disclosure Schedule. All of such licenses and other agreements are in full force and effect and there is no material default by Seller or, to Seller’s Knowledge, by any other party thereto. Complete and accurate copies of all such licenses and other agreements, and any amendments thereto, have been made available to the Purchaser.

(e) Except as set forth on Section 5.11(e) of the Seller Disclosure Schedule, operation of the Colorado Facility and the conduct of the Business as presently operated and conducted, and ownership of the Purchased Assets, do not cause Seller and will not cause Purchaser, when operated and conducted by Purchaser substantially in the same manner following the Closing, to infringe or misappropriate any intellectual property rights of any other Person. To Seller’s Knowledge other than is herein disclosed, no proceeding charging Seller with infringement or misappropriation of any intellectual property rights of any other Person has been filed or, to Seller’s Knowledge, is threatened, nor does Seller have Knowledge of basis therefor. To Seller’s Knowledge, Seller is not making any unauthorized use of any confidential information or trade secrets of any Person in connection with the operation of the Colorado Facility or conduct of the Business.

(f) Except as set forth on Section 5.11(f) of the Seller Disclosure Schedule, there are no agreements, commitments or arrangements under which Seller (with respect to the operation of the Colorado Facility or the conduct of the Business), or upon and immediately following the Closing (or as a result of the consummation of the transactions contemplated by this Agreement), under which the Purchaser or any of its Affiliates, is or would be obligated or liable to (i) pay royalties, license fees, milestones or other payments in consideration for rights to Intellectual Property, (ii) indemnify, defend or hold harmless any third party, (iii) provide representations or warranties for any products or services or in regards to Facility Intellectual Property or the absence of any infringement or misappropriation thereof, (iv) grant any rights or licenses, or transfer or assign any Facility Intellectual Property or technology, to any third party (including in regards to improvements) beyond the licenses granted in the agreements disclosed under Section 5.11(c) prior to the Closing, or (v) refrain from competing or engaging in any business activity. The consummation of the transactions contemplated by this Agreement shall not restrict, rescind, result in any loss of, impose any Encumbrances upon or otherwise limit the Facility Intellectual Property transferred or licensed to Purchaser hereunder.

(g) Seller has taken all necessary action to maintain and protect the Facility Intellectual Property, including the secrecy, confidentiality, value and Seller’s rights in confidential information and trade secrets of Seller, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Seller working at the Colorado Facility or involved in the Business to execute appropriate confidentiality and assignment agreements. True and accurate copies thereof shall be delivered to Purchaser on or before Closing. Seller has no Knowledge of any violation or unauthorized disclosure of any trade secret or confidential information related to the Colorado Facility, the Purchased Assets or the Business, or obligations of confidentiality with respect to such.

(h) Each item of Facility Intellectual Property either (i) is exclusively owned by Seller and was created, invented or discovered solely by employees of Seller acting within the scope of their employment or third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including intellectual property rights therein, to Seller, and no third party owns or has any rights to any such Intellectual Property, or (ii) is duly and validly licensed to Seller for use in the manner currently used by Seller in the operation of the Colorado Facility or conduct of the Business. All Facility Intellectual Property will be fully transferable and/or licensable (as applicable) by Purchaser without restriction and without payment of any kind to any third party.

5.12	Brokers; Finders’ Fees

Except for Goldsmith, Agio, Helms & Lynner, LLC (“GAHL”), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf either of Seller or the Colorado Facility who is entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement. Any fees owed by Seller to GAHL in connection with the transactions contemplated by this Agreement shall be paid by Seller to GAHL on or prior to the Closing Date.

5.13	Financial Statements

(a) Seller has made available to Purchaser the following financial statements (collectively, the “Financial Statements”):

(i) the consolidated audited balance sheet as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows, of Seller for the fiscal year ended December 31, 2003, together with the notes thereto;

(ii) the consolidated unaudited balance sheet, and the related unaudited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows, of Seller as of and for the six months ended June 30, 2004; and

(iii) the balance sheets and related statements of operations of the Colorado Facility as of and for the year ended December 31, 2003 and the six months ended June 30, 2004

(b) All of the Financial Statements (i) have been prepared in accordance with GAAP, (ii) are correct and complete and in accordance with the books and records of Seller as at the dates and for the periods covered thereby, and (iii) fairly present the financial condition and results of operations of the Business and the Colorado Facility as of the dates and for the periods indicated.

5.14	Inventory

All of the items in Seller’s Inventory are:

(a) valued on Section 5.14(a) of the Seller Disclosure Schedule at the lower of cost or market value in accordance with GAAP;

(b) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business;

(c) free of defects and damage; and

(d) in quantities adequate and not excessive in relation to the operations and activities of the Colorado Facility and Business and in accordance with Seller’s past inventory stocking practices. All of the items in Seller’s Inventory meet Seller’s current standards and specifications.

5.15	Condition of Assets

The Purchased Assets, including the Facility Intellectual Property, together with the assets subject to the GE Capital Lease, upon assignment to Purchaser of the Real Estate Lease, are sufficient for operation of the Colorado Facility and the conduct of the Business as currently operated or conducted. All of the Purchased Assets are and have been maintained in good working condition and repair, subject only to normal wear and tear and conform to all Applicable Law.

5.16	Title to Purchased Assets

Seller has good and marketable fee simple title to all of the Purchased Assets. None of the Purchased Assets is subject to any Encumbrance other than a Permitted Encumbrance. A copy of all documents evidencing each Encumbrance, including all indebtedness related thereto and the payment terms thereof, has been delivered to Purchaser. Seller has performed all the obligations required to be performed by it with respect to all assets leased by it through the date hereof, except where the failure to perform would not in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business or operation of the Colorado Facility. Upon the Closing, the Purchaser will have good and marketable fee simple title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

5.17	Facilities

Subject to the terms of the Real Estate Lease for the Colorado Facility, Seller enjoys peaceful and undisturbed possession of the Colorado Facility, and the Colorado Facility is not subject to any Encumbrances, encroachments, building or use restrictions, exceptions, reservations, or limitations, other than Permitted Encumbrances. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings relating to any part of the Colorado Facility.

5.18	Leases, Premises

(a) The Real Estate Lease pursuant to which Seller leases the Colorado Facility is legally valid and binding, is in full force and effect and enforceable by Seller in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditor’s rights generally. There is no existing default or event of default (or event that, with notice or lapse of time or both, would constitute a default or an event of default) under, or material breach by Seller or, to the Knowledge of Seller, by any other party thereto, of the Real Estate Lease for the Colorado Facility. To the Knowledge of Seller, such leased property is and has been maintained in good working condition and repair, subject to normal wear and tear.

(b) The Colorado Facility is not located within a designated erosion, flood or seismic safety hazard area. Neither the whole nor any portion of the Colorado Facility has been condemned, requisitioned or otherwise taken by any Governmental Authority and no notice of any such condemnation, requisition or taking has been received. To the Knowledge of Seller, no such condemnation, requisition or taking is threatened or contemplated. Seller has no

Knowledge of any public improvements that may result in special assessments against or otherwise affect the Colorado Facility

(c) The Colorado Facility is in compliance with all applicable planning, zoning, building, health, fire, water, use or similar Applicable Law. The zoning of the Colorado Facility permits the existing improvements and, following consummation of the transaction contemplated hereby, the continuation of the Business as currently conducted. Seller has all licenses, certificates of occupancy, permits and authorizations required to conduct the Business and to operate the Colorado Facility as currently conducted or operated. Seller has all easements and rights necessary to conduct the Business and operate the Colorado Facility as currently conducted or operated, including easements for all utilities, services, roadway, railway and other means of ingress and egress. The Colorado Facility includes all rights to any off-site facilities necessary to ensure compliance in all material respects with all planning, zoning, building, health, fire, water, use or similar Applicable Law. To the Knowledge of Seller, no fact or condition exists that would result in the termination or impairment of access to the Colorado Facility or discontinuation of sewer, water, electric, gas, telephone or other communications facilities, waste disposal or other utilities or services. To the Knowledge of Seller, the facilities servicing the Colorado Facility are in full compliance with all Applicable Law.

5.19	Insurance

Section 5.19 of the Seller Disclosure Schedule sets forth a complete and accurate list of all casualty, business interruption, directors and officers liability, general liability, workers’ compensation and other types of insurance currently maintained by or for the benefit of Seller, together with the names of the policyholder, carriers and insureds, additional insureds and loss payees, and the liability limits and expiration date for each such policy (the “Insurance Policies”). Seller has continuously maintained in effect general liability and product liability insurance with respect to the Colorado Facility since at least August 23, 2002, the date Seller commenced operations at the Colorado Facility. Each of the Insurance Policies (a) is in full force and effect; (b) insures Seller against the risks indicated; and (c) provides coverage as may be required by applicable regulation and by any and all contracts concerning the Colorado Facility to which Seller is a party. Seller is not in default under any of the Insurance Polices, and Seller has not failed to give any notice or to present any claims under any Insurance Policy in due and timely fashion. Copies of all the Insurance Policies have been made available to Purchaser for its inspection.

5.20	No Other Agreements to Sell

Seller has no other obligation, absolute or contingent, to any other person or firm to sell or otherwise transfer the Purchased Assets, to effect any merger, consolidation or other reorganization of Seller or to grant or issue any license or other rights with respect to the Purchased Assets or the Colorado Facility or to enter into any agreement with respect to any of the foregoing.

5.21	Warranty and Product Liability Matters

Section 5.21 of the Seller Disclosure Schedule sets forth a list and summary of liability or warranty claims made against Seller with respect to the Business, the Colorado

Facility or any products manufactured at the Colorado Facility since January 1, 2004 or otherwise outstanding on the date hereof. Except as set forth in Section 5.21 of the Seller Disclosure Schedule, Seller has not had nor does Seller have any liability (and, to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Purchased Assets manufactured, sold or delivered by Seller.

5.22	Environmental

(a) Seller is in compliance with all laws, rules and regulations relating to environmental protection with respect to, or affecting the Business and the ownership, leasing and operation of the Colorado Facility and the Purchased Assets as presently conducted. Seller has not been notified that it is potentially liable for costs incurred by any Person as a result of a release of Hazardous Materials (as defined in Section 5.22(f)) or threat thereof under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar environmental law, whether federal, state, county, municipal, local or foreign, with respect to, or affecting, the Business, the Colorado Facility or the Purchased Assets.

(b) Seller has not entered into, or received, any consent decree, compliance order, or administrative order relating to environmental protection.

(c) Seller has not entered into, or received, nor is Seller in default under, any judgment, order, writ, injunction, or decree of any Governmental Authority applicable to Seller, the Business, the Colorado Facility or the Purchased Assets and relating to environmental protection. Seller has not received notice of any lien which has arisen on or against any of its assets under federal, state, county, municipal, local or foreign laws, rules, or regulations relating to environmental protection.

(d) Seller has all permits, licenses, and other authorizations required for the operation of the Colorado Facility and conduct of the Business under federal, state, county, municipal, local and foreign laws relating to the protection of the environment and occupational health and safety (“Environmental Permits”), and each such Environmental Permit is in full force and effect and, to the Knowledge of Seller, will remain in full force and effect after the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Section 5.22 of the Seller Disclosure Schedule contains a complete list and description of each Environmental Permit, if any.

(e) Seller has not received notice, nor does Seller have any Knowledge, of any suit, action, claim, investigation, inquiry, or proceeding pending or threatened by any Person or Governmental Authority against or affecting Seller, the Business, the Colorado Facility or the Purchased Assets relating to any environmental matter, and, to Seller’s Knowledge, no conditions or circumstances exist that (with or without the lapse of time or both) could directly or indirectly give rise to, or serve as the basis for, any such suit, action, claim, investigation, inquiry, or proceeding.

(f) Neither Seller, any of its employees, officers, agents or representatives, nor, to the Knowledge of Seller, any other person has, by any act or omission, disposed, emitted,

discharged, released, or placed any hazardous or toxic substances, pollutants, contaminants, petroleum or petroleum-like products, gas products or asbestos-containing materials, which are regulated under, require special handling or may give rise to liability pursuant to any federal, state or local law, or regulation concerning environmental protection or human health and safety (collectively, the “Hazardous Materials”) on, at or in the Colorado Facility in any manner that was in violation of applicable law or that could otherwise give rise to liability under any law relating to environmental protection. To Seller’s Knowledge, no release or discharge of Hazardous Materials has occurred at, in or on, or is migrating to or from, the Colorado Facility.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

6.1	Organization

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on operations of its business as now being conducted. Purchaser has all necessary consents, authorizations, approvals, orders, licenses, certificates and permits of and from, and declarations and filings with, all Governmental Authorities to own, lease, license and use its properties and assets and to carry on operation of its business as now being conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the operations of Purchaser’s business.

6.2	Authority Relative to This Agreement

Purchaser has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and at Closing the other Transaction Documents will be, duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by Seller, constitute or will constitute valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

6.3	Consents and Approvals; No Violation

None of the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, the consummation by Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents or the compliance of Purchaser with the provisions of this Agreement and the other Transaction Documents will (a) conflict with or result in any breach of any provision of the organizational documents of Purchaser; (b) require any consent, approval, waiver or filing with or notification to any Governmental Authority; (c) require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Purchaser or any of its Subsidiaries are a party or by which any of its respective assets may be bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its assets, except in the case of clauses (b), (c) or (d) for violations which would not individually or in the aggregate reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

6.4	Legal Proceedings, etc.

There are no claims, actions or proceedings pending or, to the Knowledge of Purchaser, investigations pending or threatened against Purchaser before any Governmental Authority, which, if adversely determined, could prevent or materially delay the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority that could prevent or materially delay the consummation of the transactions contemplated hereby.

6.5	Brokers, Finders’ Fees

There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1	Access to Information; Confidentiality

(a) For one year following the Closing Date, Seller and its representatives shall have reasonable access to and (ii) any of the Books and Records related primarily to the Business, the Colorado Facility and/or the Purchased Assets, as the case may be, transferred to the Purchaser hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the Business, operation of the Colorado Facility or the Purchased Assets prior to the Closing Date or the Excluded Assets. Such access shall be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours.

(b) From and after the Closing Date, except as otherwise provided in Section 7.4 or in connection with filing any Tax Return or other required governmental filing, Seller shall hold, and will cause its officers, directors, employees, representative, consultants and advisors to hold in confidence all documents and information related the Business, the Colorado Facility and the Purchased Assets.

7.2	Expenses

Each party shall pay its own accountants, attorneys’ and other fees and costs incurred in connection with the transactions contemplated by this Agreement. Seller shall be solely responsible for all fees and expenses of GAHL.

7.3	Further Assurances

From time to time after the date hereof, without further consideration, Seller will, at its own expense, execute and deliver such documents to the Purchaser as the Purchaser may reasonably request in order more effectively to vest in the Purchaser good title to the Purchased Assets. From time to time after the date hereof, the Purchaser will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

7.4	Public Statements

The parties shall endeavor to make only those press releases, public filings and other public disclosures related to the transactions contemplated by this Agreement as are required by law; provided, that no press release or other public disclosure shall be made without a minimum of 24 hours’ prior consultation with the other party.

7.5	Tax Matters

Purchaser and Seller agree to furnish or cause to be furnished to each other, promptly upon request, any information and assistance relating to the Colorado Facility and the Purchased Assets as the requesting party deems reasonably necessary in connection with the filing of any Tax Return, the preparation for any audit by any Governmental Authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return or any other matter related to Taxes. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Colorado Facility and the Purchased Assets prior to the Closing. The Purchaser further agrees to (i) retain within its possession the Books and Records related primarily to the Colorado Facility and all other information regarding Taxes relating to the Colorado Facility and the Purchased Assets for any taxable period or portion thereof ending on or before the Closing (the “Tax Information”) until the expiration of the statute of limitations applicable to Seller for such taxable periods (giving effect to any waiver or extension thereof), and (ii) maintain the Tax Information in such manner so as to enable Seller to have reasonable access thereto.

7.6	Collection of Accounts Receivable

The parties hereby authorize each other to collect any pre-Closing Date Accounts Receivable on Seller’s behalf and any post-Closing Date Accounts Receivable on Purchaser’s behalf. Upon collection of any such Account Receivable, the party collecting the amount due on behalf of the other party shall remit the proceeds so collected immediately, but in no event later than seven Business Days after receipt to the party entitled to receive the proceeds of the collection.

7.7	Employees

(a) The Purchaser shall offer employment with the Purchaser commencing on the Closing Date to designated Employees employed by Seller at the Colorado Facility on the Closing Date in connection with the operation of the Colorado Facility at salaries not less than their current salaries and provide to such Employees benefits pursuant to the Purchaser’s usual and customary benefit plans and programs applicable to similarly situated employees of the Purchaser. Notwithstanding the foregoing, nothing in this Section 7.7 shall create any right or interest except as between the parties to this Agreement, and no former, present or future Employee of Seller or its Affiliates (or any dependents of such individuals) will be treated as a third-party beneficiary in or under the provisions of this Agreement.

(b) Seller agrees to provide any required notice under the WARN Act and any other applicable law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting employees and occurring on or after the Closing Date as a result of the transactions contemplated hereby. Seller shall indemnify and hold harmless the Purchaser as provided in Section 9.2(a) of this Agreement against all losses relating to, resulting from or arising out of the WARN Act or any similar state plant closing law arising from the actions (or inactions) of Seller or its Affiliates; and Purchaser shall indemnify and hold harmless the Seller as provided in Section 9.2(b) against all losses relating to, resulting from or arising out of the WARN Act or any similar state plant closing law arising from the actions (or inactions) after the Closing of Purchaser or its Affiliates.

7.8	Transfers Not Effected as of Closing

Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Purchased Asset that by its terms or by operation of law cannot be freely conveyed, assigned, transferred or assumed. To the extent the parties hereto have been unable to obtain consent or approval required for the transfer of any Purchased Asset and such consent or approval is waived as a condition of closing, the parties hereto shall continue to use their commercially reasonable best efforts to obtain all such unobtained consents or approvals at the earliest practicable date. The Transition Services Agreement sets forth the parties’ initial determination of the consents or approvals that they will use such commercially reasonable best efforts to obtain after the Closing. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption. Between the Closing Date and the date any consent or approval is obtained as required, subject to the terms of the applicable agreement and to the extent permitted by law, the parties will use their commercially reasonable efforts to (i) provide to Purchaser the benefits of the applicable agreement, (ii) to the extent possible, relieve Seller of the performance obligations of the applicable agreement, (iii) cooperate in any reasonable and lawful arrangement designed to provide the benefits to the Purchaser, including entering into subcontracts for performance, and (iv) enforce at the request and sole expense of the Purchaser and for the account of the Purchaser any rights of Seller arising from any such agreement (including the right to elect to terminate such agreement in accordance with the terms thereof upon the request of the Purchaser).

7.9	License

(a) Effective as of the Closing Date, Seller hereby grants to Purchaser and its Affiliates a non-exclusive, worldwide, fully paid up royalty free, irrevocable license to make, use, practice and exploit any patents, patent applications, copyrights, trade secrets, or know-how (collectively, the “Intellectual Property”) owned or controlled by Seller, to the extent not already assigned to Purchaser as part of the Purchased Assets, that was developed, created or invented at the Colorado Facility prior to or as of the Closing. This license shall be assignable and transferable in connection with the sale or transfer of, or to any successor in interest gaining ownership over, the Colorado Facility or substantially all the assets and activities of Purchaser existing at the Colorado Facility.

(b) Effective as of the Closing Date, Seller hereby grants to Purchaser and its Affiliates a non-exclusive, worldwide, fully paid up royalty free, irrevocable license to make, use, practice and exploit any Intellectual Property owned or controlled by Seller, or licensed to Seller with the right to license to Purchaser hereunder, (i) which is required to be made, used, practiced or exploited to perform Purchaser’s obligations under any Seller Contracts and/or extensions and amendments thereof (so long as such extensions or amendments do not materially change the nature and type of work to be performed thereunder); (ii) which is required to be made, used, practiced or exploited to manufacture and supply the products being manufactured for or supplied to Purchaser prior to Closing (or pursuant to any orders or agreements with Purchaser or its Affiliates as of the Closing) and otherwise to manufacture Macugen; or (iii) which was made, used, practiced or exploited on or prior to the Closing in the course of the activities and operations conducted by the Seller at the Colorado Facility in connection with the manufacture of synthesized oligonucleotides or the provision of related services (including any patents issued after the Closing that claim priority back to any patents or patent applications included within such Intellectual Property); provided that, for the avoidance of doubt, such license in clause (iii) shall be limited to future conduct by Purchaser or its Affiliates of the same types of activities and operations undertaken by Seller at the Colorado Facility relating to the manufacture of synthesized oligonucleotides or the provision of related services and shall exclude all rights to make, use, practice or exploit Intellectual Property for the manufacture or production of any oligonucleotide synthesis reagents, raw materials, amidates, amidites, or any other aspects of the manufacture or production of such synthetic nucleic acid building blocks made, used, practiced or exploited by Seller at its other facilities.

7.10	Delivery of Certain Purchased Assets

The parties agree that Purchaser and Seller shall share equally the costs up to $55,000 of moving and installing at the Colorado Facility the Purchased Assets identified on Section 7.10 of the Seller Disclosure Schedule ; provided that (i) such costs in excess of $55,000 shall be paid by Purchaser and (ii) Seller shall indemnify Purchaser in accordance with Section 9.2. for any damage to such Purchased Assets incurred or suffered between the date hereof and the delivery thereof in excess of any insurance proceeds received in respect of such damage.

ARTICLE VIII

CLOSING CONDITIONS

8.1	Conditions to Obligations of the Parties

The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby; and

(b) All consents and approvals of Governmental Authorities required for the consummation of the transactions contemplated hereby shall have become Final Orders with such terms and conditions as shall have been imposed by the Governmental Authority issuing such Final Order.

8.2	Conditions to Obligations of Purchaser

The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Purchaser shall have received a Phase I/Phase II environmental report that will indicate that the real property on which the Colorado Facility is located is free from soil, surface water and groundwater contamination, hazardous wastes and other environmental defects or is otherwise satisfactory to Purchaser, in its reasonable discretion;

(b) Seller shall have performed and complied with, in all material respects, the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date;

(c) All of the representations or warranties of Seller set forth in this Agreement or in any written statement or certificate that shall be delivered to Purchaser by Seller under this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Seller set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

(d) Seller shall have obtained at or prior to the Closing all consents required to be obtained by it pursuant to this Agreement from any party to any Seller Contract to which it is a party or to which any Purchased Asset is subject;

(e) The Purchaser shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, the conditions set forth in this Section 8.2 have been satisfied;

(f) The Purchaser shall have received acceptances of its offers of employment to all persons to whom it offered employment;

(g) The Purchaser shall have received an executed assignment and assumption with respect to the Real Estate Lease in the form attached hereto as Exhibit C;

(h) The Purchaser shall have entered into a lease with GE Capital, on such terms and conditions as are reasonably acceptable to the Purchaser, for those Purchased Assets that were subject to the GE Capital Lease immediately prior to the Closing; and

(i) Purchaser shall have received all the deliverables identified in Section 4.2.

8.3	Conditions to Obligations of Seller

The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) The Purchaser shall have performed and complied in all material respects their covenants and agreements contained in this Agreement that are required to be performed on and complied with by it or prior to the Closing Date;

(b) All of the representations or warranties of the Purchaser set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Purchaser set forth in the Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively); and

(c) Seller shall have received a certificate from an authorized officer of the Purchaser, dated the Closing Date, to the effect that the conditions relating to the Purchaser and set forth in this Section 8.3 have been satisfied.

(d) Seller shall have received all of the deliverables of Purchaser identified in Section 4.3.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1	Survival

(a) All representations and warranties in this Agreement or any other Transaction Document shall survive the Closing until the first anniversary of the Closing Date (including the dates provided in clauses (i) and (ii), the “Survival Date”); provided, that:

(i) all representations and warranties of Seller contained in Section 5.22 shall survive until 30 days after expiration of all applicable statutes of limitations relating to such representations and warranties; and

(ii) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the applicable Survival Date by written notice in accordance with Section 9.3 shall survive until final resolution of such claim.

(b) The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any authorized representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

9.2	Indemnification

(a) Subject to the limitations set forth in this Article IX, Seller will indemnify, defend and hold harmless the Purchaser from and against any and all claims, demands or suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (collectively, “Losses”), asserted against or suffered by Purchaser and each of its officers, directors, employees, stockholders, attorneys, agents, successors and assigns (collectively, the “Purchaser Group”) relating to, resulting from or arising out of (i) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement, (ii) any breach by Seller of any covenant in this Agreement or any failure of Seller to perform any of its obligations contained in this Agreement, or (iii) any Excluded Liability or any other liabilities of Seller or its Affiliates that are not expressly assumed by Purchaser pursuant to Section 2.3 hereof.

(b) Subject to the limitations set forth in this Article IX, Purchaser will indemnify, defend and hold harmless the Seller from and against any and all Losses asserted against or suffered by Seller and each of its officers, directors, employees, stockholders, attorneys, agents, successors and assigns (collectively, the “Seller Group”) relating to, resulting from or arising out of (i) any breach of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement, (ii) any breach by Purchaser of any covenant in this Agreement or any failure of Purchaser to perform any of its obligations contained in this Agreement and (iii) any of Purchaser’s obligations with respect to post-Closing liabilities of the Colorado Facility assumed by Purchaser under Section 2.3.

9.3	Procedures for Indemnification

(a) Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third party with respect to any matter referred to in Section 9.2, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), which notice shall include a description of the Proceeding, the amount thereof (if known and quantifiable) and the basis for the Proceeding, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

(b) An Indemnitor shall be entitled to assume in the defense of any action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense. Each Indemnitee shall have the right to employ separate counsel in such claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnitee unless: (i) the Indemnitor has agreed to pay such expenses; or (ii) the Indemnitor has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnitee; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include an Indemnitee and such Indemnitee shall have been advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnitor or (y) a conflict of interest may exist if such counsel represents such Indemnitee and the Indemnitor; provided, that, if such Indemnitee notifies the Indemnitor in writing that it elects to employ separate counsel in the circumstances described in clauses (ii) or (iii) above, the Indemnitor shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnitor; provided, however, that the Indemnitor shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnitee.

(c) If the Indemnitor assumes the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim with prejudice.

(d) A failure to give timely notice as provided in this Section 9.3 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

9.4	Limitations on Indemnification; Application of Final Payment

(a) Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify Purchaser under this Article IX:

(i) unless the aggregate of all Losses to Purchaser exceeds $30,000 (the “Seller’s Basket”), in which case the Purchaser shall be entitled to recover all Losses, including the amount equal to the Seller’s Basket; and

(ii) to the extent that the aggregate of all Losses to Purchaser exceeds $2,000,000 (the “Seller’s Indemnification Cap”);

provided, that the Seller’s Indemnification Cap and the Seller’s Basket shall not apply to any Seller indemnification obligation arising out of, relating to or resulting (x) from fraud or intentional misrepresentation by Seller, (y) under Section 9.2(iii) or (z) from a breach of any of Seller’s representations or warranties in Section 5.22.

(b) Any payment to Purchaser in respect of any Loss shall first be made from the Escrowed Amount in accordance with the Escrow Agreement.

(c) Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to indemnify Seller under this Article IX:

(i) unless the aggregate of all Losses to Seller exceeds $30,000 (the “Purchaser’s Basket”), in which case the Purchaser shall be entitled to recover all Losses, including the amount equal to the Seller’s Basket; and

(ii) to the extent that the aggregate of all Losses to Seller exceeds $2,000,000 (the “Purchaser’s Indemnification Cap”);

provided, that the Purchaser’s Indemnification Cap and the Purchaser’s Basket shall not apply to any Purchaser indemnification obligation arising out of, relating to or resulting from fraud or intentional misrepresentation by Purchaser.

9.5	Remedies Exclusive; Specific Performance

(a) The remedies provided for in this Article IX shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of the representations and warranties contained in this Agreement or any of the Schedules or Exhibits attached hereto or in any of the certificates or other instruments or documents furnished by any party pursuant to this Agreement, except in the case of fraud.

(b) Notwithstanding Section 9.5(a), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Amendment and Modification

Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written mutual agreement of the Seller and Purchaser.

10.2	Waiver of Compliance

Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3	Notices

All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally or by facsimile transmission or email or (ii) one day following the day when deposited with a reputable overnight courier or (iii) three days following the day when deposited with the United States Postal Service as first class, registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to the Seller:

Transgenomic, Inc.

12325 Emmet Street

Omaha, NE 68164

Attention: Law Department

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attention: Steven P. Amen

Telephone No.: 402-346-6000

Facsimile No.: 402-346-1148

Email: steven.amen@kutakrock.com

(b)	If to Purchaser:

c/o Eyetech Pharmaceuticals, Inc.

3 Times Square, 12th Floor

New York, New York 10036

Attention: Tom B. Petersen, Esq.

Telephone No.: 212-824-3000

Facsimile No.: 212-824-3237

Email: tom.petersen@eyetech.com

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Morrison & Foerster

425 Market Street

San Francisco, CA 94105-2482

Attention: Jonathan S. Dickstein, Esq.

Telephone No.: 415-268-6224

Facsimile No.: 415-268- 7522

Email: jdickstein@mofo.com

10.4	Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder.

10.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflict of laws) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, and Seller and the Purchaser hereby agree to irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement.

10.6	Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7	Counterparts

This Agreement may be executed (including, without limitation, by facsimile signature or delivery by portable document format (“PDF”)) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8	Interpretation

The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meanings ascribed to such terms in this Agreement. The words “hereof”, “hereinafter”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute referred to herein means such statute as may from time to time be amended, modified or supplemented. Any payments required by this Agreement shall be in U.S. Dollars.

10.9	Severability

If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

10.10	Entire Agreement

This Agreement, and the other agreements expressly referenced herein, including the other Transaction Documents and the Exhibits and Schedules referred to herein or therein embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

10.11	Construction

The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Seller and Purchaser have caused this Asset Purchase Agreement to be signed by their respective duly authorized officers as of the date first above written.

TRANSGENOMIC, INC.

By:
Name:
Title:

EYETECH PHARMACEUTICALS BOULDER, INC.

By:
Name:
Title:

Seller Disclosure Schedule

Section 2.1	Purchased Assets, including Seller Contracts

Section 2.2	Excluded Assets

Section 4.2 (b)	Third Party Consents

Section 5.1	Governmental Approvals and Permits

Section 5.5 (b)	Labor Unions

Section 5.5 (c)	Employees not at will

Section 5.5 (f)	Employee and Consultant Compensation Information

Section 5.7(f)	“Boulder Pipeline”

Section 5.6	Employee Benefit Plans

Section 5.8	Legal Proceedings

Section 5.11	Intellectual Property; Intangible Assets

Section 5.14	Inventory

Section 5.19	Insurance

Section 5.21	Liability and Warranty Claims

Section 5.22	Environmental Permits

Section 7.10	Purchased Assets to be Moved to Colorado Facility

Section 8.2 (e)	Certificate of Officer (Seller)

Section 8.3 (c)	Certificate of Officer (Purchaser)

EXHIBITS

Exhibit A	Bill of Sale

Exhibit B	Intentionally Omitted

Exhibit C	Assignment and Assumption – Real Estate Lease

Exhibit D	Escrow Agreement

Exhibit E	Transition Services Agreement